EXHIBIT 10.9

December 28, 2006

AMCON Distributing Company
7405 Irvington Road
Omaha, Nebraska 68122

And

Chamberlin Natural Foods, Inc.
430 North Orlando Avenue
Winter Park, Florida 32789

And

Hawaiian Natural Water Company, Inc.
98-746 Kuahao Place
Pearl City, Hawaii 96782

And

Health Food Associates, Inc.
7807 East 51st Street
Tulsa, Oklahoma 74145

And

Trinity Springs, Inc.
1101 West River Street
Suite 370
Boise, Idaho 83702

RE:  EIGHTH AMENDMENT AND WAIVER TO AMENDED AND RESTATED LOAN AND
SECURITY AGREEMENT (THIS "AMENDMENT")

Ladies and Gentlemen:

AMCON Distributing Company, a Delaware corporation, ("AMCON"), Chamberlin Natural Foods, Inc., a Florida corporation, ("Chamberlin Natural"), Hawaiian Natural Water Company, Inc., a Delaware corporation, ("Hawaiian Natural"), Health Food Associates, Inc., an Oklahoma corporation, ("Health Food"), and Trinity Springs, Inc., a Delaware corporation, ("Trinity Springs"), (AMCON, Chamberlin Natural, Hawaiian Natural, Health Food, and Trinity Springs are each referred to as a "Borrower" and are collectively referred to as "Borrowers") and LaSalle Bank National Association, a national banking association (in its individual capacity, "LaSalle"), as agent (in such capacity as agent, "Agent") for itself, M&I Marshall & Ilsley Bank (successor by merger to Gold Bank), and all other lenders from time to time party to the Loan Agreement referred to below ("Lenders"), have entered into that certain Amended and Restated Loan and Security Agreement dated September 30, 2004 (the "Loan Agreement"). From time to time thereafter, Borrowers, Agent and Lenders may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Loan Agreement (the Loan Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrowers, Agent and Lenders now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth. NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  The Agreement hereby is amended as follows:

(a)  The definitions of "Beverage Accounts Sublimit", "Beverage
Inventory Sublimit" and "Beverage Subsidiary" as set forth in Section 1 of the Agreement are amended and restated in their entirety, to read as follows:

  "Beverage Accounts Sublimit" shall mean Two Hundred Thousand and No/100 Dollars ($200,000.00), as such amount is reduced from time to time pursuant to subsection 2(d)(iv) hereof.

  "Beverage Inventory Sublimit" shall mean Two Hundred Thousand and No/100 Dollars ($200,000.00), as such amount is reduced from time to time pursuant to subsection 2(d)(iv) hereof.

  "Beverage Subsidiary" shall mean Trinity.

(b) Section 1 of the Agreement is amended by adding thereto the following definitions of "Debt Service Coverage Ratio", "Prepayment Loan Limit" and "Term B Loan Maturity Date" in alphabetical order:

  "Debt Service Coverage Ratio" shall mean, with respect to any period, the ratio of (a) the sum for such period of (i) EBITDA (on a consolidated basis for all Borrowers), plus (ii) cash proceeds received by the Borrowers pursuant to a sale of substantially all of the assets of Hawaiian Natural but not to exceed $2,454,000.00, plus
(iii) cash proceeds received by the Borrowers pursuant to a sale of substantially all of the assets or equity interests of Trinity, to (b) the sum for such period of (i) cash interest paid by Borrowers, plus
(ii) scheduled payments of Borrowers' current principal maturities of long term debt and capitalized leases, plus (iii) Capital Expenditures paid in cash, plus (iv) income and franchise taxes paid in cash by the Borrowers, plus (v) any cash dividends or cash distributions made by AMCON. Nothing in this definition shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the Other Agreements.

  "Prepayment Loan Limit" shall mean Fifty-Five Million and No/100 Dollars ($55,000,000.00).

  "Term Loan B Maturity Date" shall mean March 30, 2008.

(c) The first sentence of Subsection 2(a) of the Agreement is amended and restated in its entirety, to read as follows:

  Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, each Lender, severally and not jointly, agrees absent the occurrence of an Event of Default, to make its Pro Rata Share of revolving loans and advances (the "Revolving Loans") requested by Borrower Representative on behalf of each Borrower up to such Lender's Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed an amount up to the sum of the following sublimits (the "Revolving Loan Limit"):

  (i) Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of AMCON's business) of AMCON's Eligible Accounts or Fifty-Five Million and No/100 Dollars ($55,000,000.00), whichever is less; plus

  (ii) Up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Twenty Million and No/100 Dollars ($20,000,000.00), whichever is less; plus

  (iii) Up to seventy percent (70%) of the lower of cost or market value of AMCON's Eligible Inventory (consisting solely of AMCON's
Eligible Inventory other than Eligible Cigarette Inventory set forth in clause (ii) above) or Fifteen Million and No/100 Dollars
($15,000,000.00), whichever is less; plus

  (iv) Up to sixty percent (60%) of the lower of cost or market value of the Retail Subsidiaries' Eligible Inventory or the Retail Inventory Sublimit, whichever is less; plus

  (v) Up to sixty percent (60%) of the lower of cost or market value of the Beverage Subsidiaries' Eligible Inventory or the Beverage Inventory Sublimit, whichever is less; plus

  (vi) Up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of the Beverage Subsidiaries' business) of the Beverage Subsidiaries' Eligible Accounts or the Beverage Accounts Sublimit, whichever is less; plus

  (vii) up to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) as a special accommodation ("Special Accommodation Overadvance") to be made available each Monday of every week and to be reduced to Zero and No/100 Dollars ($0.00) by each Thursday of the same week, provided, however, that Special Accommodation Overadvances shall not be made available after April 30, 2007; minus

  (iix) such reserves as Agent elects, in its sole discretion to establish from time to time, including without limitation, a reserve with respect to Rate Hedging Obligations;
provided, that the Revolving Loan Limit shall in no event exceed Fifty-Five Million and No/100 Dollars ($55,000,000.00) (the "Maximum Revolving Loan Limit") except as such amount may be increased or, following the occurrence of an Event of Default, decreased by Agent from time to time, in Agent's sole discretion.

(d)  The proviso set forth in the first sentence of Subsection
2(d)(iii) of the Agreement is amended and restated in its entirety, to read as follows:

     ; provided that any remaining outstanding principal balance of Term Loan B shall be repaid on the Term Loan B Maturity Date.

(e) Section 10 of the Agreement is amended and restated in its entirety, to read as follows:

10.  TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL APRIL 30, 2009 (THE "ORIGINAL TERM") AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A "RENEWAL TERM") UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) A BORROWER OR ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY
(90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM. If one or more of the events specified in clauses (A) and (B) occurs, then (i) Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and its Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender's indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Borrower's account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower's account. If, during the term of this Agreement, Borrowers prepay all of the Liabilities and this Agreement is terminated, Borrowers jointly and severally agree to pay to Agent, for the benefit of the Lenders, as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to (i) two percent (2%) of the Prepayment Loan Limit if such prepayment occurs on or before April 30, 2007, and (ii) one percent (1%) of the Prepayment Loan Limit if such prepayment occurs after April 30, 2007 but on or before April 30, 2008.

(f) Subsection 14(a) of the Agreement is amended and restated in its entirety, to read as follow:

(a)  DEBT SERVICE COVERAGE RATIO.

Borrowers shall not permit the Debt Service Coverage Ratio, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2007, for the twelve-month period then ending, to be less than 1.00 to 1.00.

(g) Subsection 14(d) of the Agreement is amended and restated in its entirety, to read as follows:

(d)  EBITDA.

Borrowers shall not permit EBITDA (on a consolidated basis for all Borrowers, excluding Hawaiian Natural and Trinity) to be less than (i) One Million and No/100 Dollars ($1,000,000.00) as of each of December 31, 2006, December 31, 2007 and December 31, 2008, in each case for the three-month period then ending, (ii) Two Million and No/100 Dollars ($2,000,000.00) as of each of March 31, 2007, March 31, 2008 and March 31, 2009, in each case for the six-month period then ending,
(iii) Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) as of each of June 30, 2007 and June 30, 2008, in each case for the nine-month period then ending, and (iv) Seven Million and No/100 Dollars ($7,000,000.00) as of each of September 30, 2007 and September 30, 2008, in each case for the twelve-month period then ending.

2. Agent and Lenders hereby waive any Event of Default existing under Subsection 15(b) of the Agreement as a result of the Borrowers permitting EBITDA (on a consolidated basis for all Borrowers, excluding Hawaiian Natural and Trinity) to be less than One Hundred Thousand and No/100 Dollars ($100,000.00) as of September 30, 2006 for the one-month period then ending, as prohibited under Subsection 14(d) of the Agreement. The waiver set forth in this Section 2 is a waiver of the specific Event of Default enumerated herein and is not, nor should it be construed to be, a waiver of any other existing or future Event of Default, whether or not similar to the Event of Default enumerated herein.

3. This Amendment shall not become effective until each of the following conditions precedent has been satisfied:

(a) Agent shall have received this Amendment, duly executed by the parties hereto; and

(b) Borrowers shall have paid to Agent, for the benefit of the Lenders, an amendment fee in an amount equal to $100,000, which fee shall be deemed fully earned by the Lenders as of the date hereof and shall be nonrefundable.

4. The representations and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by each Borrower, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. Except as expressly set forth in Section 2 of this Amendment, no Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute an Event of Default under the Agreement.

5. Borrowers agree to pay on demand all costs and expenses of or incurred by Agent (including, but not limited to, legal fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Amendment.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7. Except as expressly amended hereby, the Agreement and the Other Agreements are hereby ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof. Each Borrower hereby reaffirms its grant of the security interest in the Collateral.

8. This Amendment shall be governed by and construed under the laws of the State of Illinois, without regard to conflict of laws principles of such State.




             [Signatures appear on following pages.]
























LASALLE BANK NATIONAL ASSOCIATION,
a national banking association, as Agent and a Lender

By: /s/ Michael Etienne
Title: Vice President

M&I MARSHALL & ILSLEY BANK, as a Lender
By:  /s/ Mark A. Jannaman
Title: Vice President

By:  /s/ William C. Dippel
Title: Executive Vice President


ACKNOWLEDGED AND AGREED TO this 28th day of December 2006:

AMCON DISTRIBUTING COMPANY
By: /s/ Andrew C. Plummer
Title: Vice President and Acting CFO

HAWAIIAN NATURAL WATER COMPANY, INC.
By: /s/ Andrew C. Plummer
Title: Assistant Secretary

CHAMBERLIN NATURAL FOODS, INC.
By: /s/ Clifford W. Ginn
Title: Vice President

HEALTH FOOD ASSOCIATES, INC.
By: /s/ Clifford W. Ginn
Title: Vice President

TRINITY SPRINGS, INC.
By: /s/ Andrew C. Plummer
Title: Assistant Secretary



Consented and agreed to by the following guarantor(s) of the obligations of AMCON DISTRIBUTING COMPANY, HAWAIIAN NATURAL WATER COMPANY, INC., CHAMBERLIN NATURAL FOODS, INC., and HEALTH FOOD ASSOCIATES, INC. to LaSalle Bank National Association, as Agent.

/s/ William F. Wright
Date:  December 28, 2006